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                                                                    Exhibit 23.7

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Evergreen Media Corporation filed pursuant to Rule 462(b) and relating to the Registration Statement (File No. 333-12453) of Evergreen Media Corporation of our report dated September 20, 1996 and relating to the financial statements of KYLD-FM (A Division of Crescent Communications, L.P.) as of December 31, 1995 and for the year then ended, which is incorporated by reference in the Current Report on Form 8-K of Evergreen Media Corporation dated September 20, 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus included in such Registration Statement.

/s/ MILLER, KAPLAN, ARASE & CO.
MILLER, KAPLAN, ARASE & CO.

North Hollywood, California
October 17, 1996